Exhibit 3.1

DRAFT ARTICLES OF ASSOCIATION

NEW NV

Unofficial English translation.

Please note that in case of a conflict between the Dutch text and the English translation of these articles of association, the Dutch text shall prevail.

Chapter 1
Definitions.
Article 1.

In these articles of association, the following terms will have the following meaning:

Annual Accounts: the annual accounts as referred to in Book 2 DCC;

Auditor	:	a registered accountant or another expert, as referred to in Book 2 DCC;

Board of Directors	:	the board of the Company;

Board Rules	:	the rules referred to in article 7.5.7;

Chairman	:	the Non-Executive Director designated as chairman of the Board of Directors;

Chief Executive Officer	:	the Executive Director designated as chief executive officer;

Collective Depot	:	a collective depot as referred to in the Wge;

Company	:	Unilever N.V.

DCC	:	the Dutch Civil Code (Burgerlijk Wetboek);

Director	:	a member of the Board of Directors;

Executive Director	:	a Director appointed as executive director;

General Meeting	:	the corporate body that consists of shareholders and all other Persons with Meeting Rights / the meeting in which the shareholders and all other Persons with Meeting Rights assemble;

Giro Depot	:	a giro depot as referred to in the Wge;

Group Company	:	a group company as referred to in Book 2 DCC;

Management Report	:	the management report as referred to in Book 2 DCC;

Meeting Rights	:	the right, either in person or by proxy authorised in writing, to attend and address the General Meeting;

Non-Executive Director	:	a Director appointed as non-executive director;

Persons with Meeting Rights	:	shareholders as well as holders of a right of usufruct and holders of a right of pledge with Meeting Rights, subject to article 8.4.1;

Persons with Voting Rights	:	shareholders with voting rights as well as holders of a right of usufruct and holders of a right of pledge with voting rights, subject to article 8.4.1;

Record Date	:	the record date as set out in Book 2 DCC;

Secretary	:	the secretary as referred to in article 7.7;

Senior Independent Director	:	a Non-Executive Director designated as senior independent director and vice-chairman of the Board of Directors;

Share	:	a share in the Company’s share capital;

Special Majority	:	a majority of at least three-quarters of the votes cast at a General Meeting;

Subsidiary	:	a subsidiary as referred to in Book 2 DCC; and

Wge	:	the Dutch Act on Securities Transactions by Giro (Wet giraal effectenverkeer).

Chapter 2

Name. Corporate seat.

Article 2.1.

2.1.1.                           The name of the Company is Unilever N.V.

2.1.2.                           The Company’s corporate seat is in Rotterdam, the Netherlands.

Objects.

Article 2.2.

The objects of the Company are to acquire interests in companies and business enterprises, to manage and finance companies and business enterprises regardless of whether these are Group Companies and to do all things which, directly or indirectly, may be deemed to be incidental or conducive thereto, including providing security in any way and assuming liability for obligations of third parties, including Group Companies, all this in the widest sense.

Interests.

Article 2.3.

When pursuing its objects, the Company shall take into account the interests of the business enterprises associated with it, including the legitimate interests of shareholders, suppliers, consumers, employees, and the society and environment in which the Company carries out its activities. These interests are, among other things, represented by pursuing a policy aimed at sustainable long-term value creation.

Chapter 3

Share structure.

Article 3.1.

3.1.1.                           The authorised share capital of the Company amounts to [one billion seventy million five hundred and sixty thousand] euro (EUR [1,070,560,000]) and is divided into [six billion six hundred and ninety-one million] ([6,691,000,000]) ordinary shares, with a nominal value of sixteen eurocent (EUR 0.16) each.

3.1.2.                           The Shares are in registered form and numbered consecutively from 1 onwards.

Issue of Shares.

Article 3.2.

3.2.1.                           The Board of Directors resolves on the issue of Shares if and insofar as the Board of Directors has been authorised to do so by the General Meeting for a specific term of no more than the maximum term permitted by law. The authorisation may be extended repeatedly for a term not exceeding the maximum term permitted by law. The resolution of the General

Meeting granting the authorisation must state how many Shares may be issued. Unless otherwise stipulated at its grant, the authorisation cannot be withdrawn.

3.2.2.                           The General Meeting may only resolve to issue Shares pursuant to a proposal of the Board of Directors if and insofar as the Board of Directors is not authorised as referred to in article 3.2.1.

3.2.3.                           Articles 3.2.1 and 3.2.2 apply equally to a grant of rights to subscribe for Shares, but do not apply to an issue of Shares to a person exercising a right to subscribe for Shares.

3.2.4.                           Save as permitted by law, Shares may not be issued at an issue price below the nominal value of the Shares.

Payment for Shares.

Article 3.3.

3.3.1.                           Shares may only be issued against payment in full of the amount at which they are issued and in accordance with the relevant provisions of law.

3.3.2.                           Payment on Shares must be made in cash if no alternative contribution has been agreed. Payment other than in cash must be made in accordance with the requirements set out in the relevant provisions of law.

3.3.3.                           Payment may be made in a foreign currency subject to the Company’s consent and in accordance with the relevant provisions of law.

3.3.4.                           Without prejudice to the other powers and duties of the Board of Directors, the Board of Directors does not require approval of the General Meeting for legal acts:

a.                   in respect of a subscription for Shares imposing special obligations upon the Company;

b.                   concerning the acquisition of Shares upon terms differing from those upon which membership in the Company is offered to the public;

c.                    purporting to secure any advantage to one of the incorporators of the Company or to a third party concerned with its incorporation;

d.                   pertaining to contributions on Shares other than in cash.

Pre-emptive rights.

Article 3.4.

3.4.1.                           Upon the issue of Shares, each shareholder has a pre-emptive right in proportion to the aggregate amount of that shareholder’s Shares. This pre-emptive right does not apply to:

a.                   Shares that are issued to employees of the Company or of a Group Company; and

b.                   Shares that are issued and paid for other than in cash.

3.4.2.                           The Board of Directors may resolve to restrict or exclude the pre-emptive right referred to in article 3.4.1 if and insofar as the Board of Directors has been authorised to do so by the General Meeting for a term not exceeding the maximum term permitted by law. The authorisation may be extended repeatedly for a term not exceeding the maximum term permitted by law. Unless otherwise stipulated at its grant, the authorisation cannot be withdrawn.

The General Meeting may only resolve to limit or exclude pre-emptive rights pursuant to a proposal of the Board of Directors if and insofar as the Board of Directors is not authorised as referred to in this article 3.4.2.

A resolution of the General Meeting to limit or exclude pre-emptive rights and a resolution to authorise the Board of Directors as referred to in this article 3.4.2 requires a Special Majority.

3.4.3.                           Subject to the relevant provisions of law, (i) the General Meeting, or (ii) the Board of Directors if so authorised in accordance with article 3.4.2, determines, when adopting a resolution to issue Shares, how and during which period pre-emptive rights may be exercised.

3.4.4.                           This article equally applies to a grant of rights to subscribe for Shares, but does not apply to an issue of Shares to a person exercising a right to subscribe for Shares.

Chapter 4

Own shares. Disposal of Shares.

Article 4.1.

4.1.1.                           The Company may acquire Shares against payment if and insofar as the General Meeting has authorised the Board of Directors to do so. The term of the authorisation may not exceed the maximum term permitted by law. The authorisation may be extended repeatedly for a term not exceeding the maximum term permitted by law. The General Meeting determines in its authorisation how many Shares the Company may repurchase, in what manner, and at what price range. Acquisition by the Company of partially paid-up Shares is null and void.

A resolution of the General Meeting to authorise the Board of Directors to acquire Shares against payment as referred to in this article 4.1.1 may only be adopted pursuant to a proposal of the Board of Directors and requires a Special Majority.

4.1.2.                           The authorisation of the General Meeting as referred to in article 4.1.1 is not required if the Company acquires fully paid-up Shares for the purpose of transferring those Shares to employees of the Company or of a Group Company under any applicable equity plan, provided that those Shares are quoted on an official list of a stock exchange.

Capital reduction.

Article 4.2.

4.2.1.                           The General Meeting may only resolve to reduce the issued share capital pursuant to a proposal of the Board of Directors by:

a.                            reducing the nominal value of the Shares by amending the articles of association; or

b.                            cancelling Shares held by the Company itself.

A resolution of the General Meeting to reduce the issued share capital as referred to in this article 4.2.1 requires a Special Majority.

Chapter 5

Transfer of Shares.

Article 5.

5.1.                                     Rights with regards to Shares included in the Giro Depot or a Collective Depot must be transferred in accordance with the provisions of the Wge.

5.2.                                     The transfer of a Share requires a deed executed for that purpose and, save in the event that the Company itself is a party to the transaction, the Company’s written acknowledgment of the transfer. Service of notice on the Company of the transfer deed or a certified notarial copy or extract of that deed equals such acknowledgement.

5.3.                                     Article 5.2 equally applies to the creation of a right of usufruct or right of pledge on a Share not included in the Giro Depot or a Collective Depot. A right of a pledge may also be created without acknowledgement by, or service of notice on, the Company, subject to the relevant provisions of law.

Chapter 6

Shareholders register.

Article 6.1.

6.1.1.                           The Board of Directors keeps a register of shareholders. The register is regularly updated. The register may consist of several parts, and it may be kept either wholly or in part, in more than one original copy and in more than one place, at the Board of Directors’ discretion.

6.1.2.                           Each shareholder’s name, address and further information as required by law or considered appropriate by the Board of Directors are recorded in the register of shareholders.

6.1.3.                           If a shareholder so requests, the Board of Directors will provide that shareholder, free of charge, with written evidence of the information in the register concerning the Shares registered in his or her name.

6.1.4.                           Articles 6.1.2 and 6.1.3 apply equally to holders of a right of usufruct or a right of pledge on one or more Shares, with the exception of a holder of a right of pledge created without acknowledgment by or service of notice on the Company.

Right of Pledge.

Article 6.2.

6.2.1.                           Shares may be pledged.

6.2.2.                           If a Share is pledged, the shareholder has the voting rights attached to that Share, unless the voting rights were assigned to the holder of the right of pledge when the pledge was created.

6.2.3.                           Shareholders who, as a result of a right of pledge, do not have voting rights, do have Meeting Rights. Holders of a right of pledge without voting rights have no Meeting Rights.

Right of Usufruct.

Article 6.3.

6.3.1.                           A right of usufruct may be created on Shares.

6.3.2.                           If a right of usufruct has been created on a Share, the shareholder has the voting rights attached to that Share, unless the voting rights were assigned to the holder of the right of usufruct when the right of usufruct was created.

6.3.3.                           Shareholders who have no voting rights as a result of a right of usufruct do have Meeting Rights. Holders of a right of usufruct without voting rights have no Meeting Rights.

Joint holding.

Article 6.4.

6.4.1.                           If Shares or a right of pledge or a right of usufruct on Shares are included in a joint holding, not being a community of property as referred in the Wge, the joint participants may only be represented towards the Company by a person designated by them in writing for that purpose. The joint participants may also designate more than one person.

6.4.2.                           The Board of Directors may, whether or not subject to certain conditions, grant an exemption from article 6.4.1.

Chapter 7

Board of Directors: composition.

Article 7.1.

7.1.1.                           The Company is managed by the Board of Directors.

7.1.2.                           The Board of Directors consists of one or more Executive Directors and one or more Non-Executive Directors.

7.1.3.                           Only natural persons may be Non-Executive Directors.

7.1.4.                           The Board of Directors determines the number of Executive Directors and the number of Non-Executive Directors. The Board of Directors may designate one of the Executive Directors as Chief Executive Officer for such period as the Board of Directors may decide.

Board of Directors: Chairman.

Article 7.2.

7.2.1.                           The Board of Directors designates one of the Non-Executive Directors to be its Chairman for such period as the Board of Directors may decide.

7.2.2.                           The Board of Directors may designate one of the Non-Executive Directors as Senior Independent Director for such period as the Board of Directors may decide. If the position of Chairman is vacant, or the Chairman is absent or unwilling to take the chair, the Senior Independent Director, if in office, will be entrusted with such duties of the Chairman pursuant to the articles of association and the Board Rules, as the Board of Directors may decide.

Board of Directors: appointment, suspension and dismissal.

Article 7.3.

7.3.1.                           Directors are appointed by the General Meeting in the manner provided for in this article 7.3.

7.3.2.                           Directors can only be nominated for appointment:

a.                           pursuant to a proposal of the Board of Directors; or

b.                           pursuant to a proposal of one or more shareholders, alone or together representing at least the percentage of the issued share capital referred to in article 8.3.3, provided that the proposal has been notified to the Board of Directors in accordance with the requirements of article 8.3.4.

7.3.3.                           A resolution to appoint a Director at a General Meeting can only be validly adopted in respect of a person nominated whose name was included in the agenda of that General Meeting or in the notes thereto.

7.3.4.                           Executive Directors retire at the end of the first annual General Meeting held after their appointment, provided, however, that the effective time of the resignation will be no sooner than the moment a resolution to appoint at least one Executive Director has become effective.

7.3.5.                           Non-Executive Directors retire at the end of the first annual General Meeting held after their appointment, provided, however, that the effective time of the resignation will be no sooner than the moment a resolution to appoint at least one Non-Executive Director has become effective.

7.3.6.                           Directors are eligible for immediate reappointment.

7.3.7.                           The General Meeting may at all times suspend or dismiss a Director. The Board of Directors may at any time suspend an Executive Director. The resolution to suspend a Director shall stipulate the term of the suspension.

7.3.8.                           A suspension may be extended once. The suspension of a Director will lapse after the expiry of the term of the suspension, including any extension.

7.3.9.                           In the event that one or more Directors is unable to act, or in the case of a vacancy or vacancies for one or more Directors, the powers of the Board of Directors will remain intact, but:

a.                           for each Director who is unable to act and for each vacancy, the Board of Directors may temporarily appoint a person who will temporarily perform such tasks;

b.                           in the event there are no Directors able to act or in the case of vacancies of all Directors, the duties of the Board of Directors shall be performed by the Secretary. The Secretary shall as soon as possible take the necessary measures to make definitive arrangements.

Board of Directors: remuneration.

Article 7.4.

7.4.1.                           The Company has a policy in respect of the remuneration of the Board of Directors. The remuneration policy is only adopted by the General Meeting pursuant to a proposal of the Board of Directors.

7.4.2.                           The remuneration of the Directors will be determined by the Board of Directors with due observance of the remuneration policy adopted by the General Meeting, provided that the Executive Directors will not participate in the deliberations and the decision-making process concerning the remuneration of the Executive Directors.

7.4.3.                           Policies in respect to remuneration of Directors in the form of Shares or rights to acquire Shares must be submitted by the Board of Directors to the General Meeting for its approval.

The proposal must set out at least the maximum number of Shares or rights to acquire Shares to be granted to Directors and the criteria for granting or adjustment thereof.

Board of Directors: powers and division of tasks.

Article 7.5.

7.5.1.                           The Board of Directors is entrusted with the management of the Company and for such purposes has all the powers within the limits of the law that are not granted by these articles of association to others.

7.5.2.                           The Board of Directors may entrust the Chief Executive Officer with the operational management of the Company and the business enterprises connected with it. The Board of Directors may also entrust the Chief Executive Officer with the preparation of the decision-making process of the Board of Directors and the implementation of the decisions taken by the Board of Directors, to the extent that the Board of Directors has not designated a committee to do so, or has decided otherwise.

7.5.3.                           The Chief Executive Officer determines which duties regarding the operational management of the Company and the business enterprises connected with it will be carried out, under his responsibility, by one or more other Executive Directors or by one or more other persons.

7.5.4.                           The Non-Executive Directors supervise the policy of, and the fulfilment of duties by, the Chief Executive Officer and the Executive Directors, respectively, and the general affairs of the Company. The Non-Executive Directors are furthermore entrusted with such duties as are and will be determined by or pursuant to these articles of association.

7.5.5.                           The Board of Directors may establish such committees as it may deem necessary, which committees may consist of one or more Directors or of other persons. The Board of Directors appoints the member or members of each committee and determines the duties of each committee. The Board of Directors may at any time change the duties and the composition of each committee.

7.5.6.                           The Chief Executive Officer shall provide the Non-Executive Directors with all information which is required for the exercise of their duties in a timely manner.

7.5.7.                           The Board of Directors shall, in accordance with these articles of association, adopt one or more sets of regulations, dealing with such matters as its internal organisation, the manner in which decisions are taken, the composition, the duties and organisation of committees, and any other matters concerning the Board of Directors, the Executive Directors, the Non-Executive Directors and committees established by the Board (such regulations, the “Board Rules”).

7.5.8.                           With due observance of these articles of association, the Board of Directors may divide its duties among the Directors in the Board Rules, provided that the duty to supervise the performance by the Directors of their duties cannot be taken away from the Non-Executive Directors.

Directors may adopt legally valid resolutions with respect to matters that fall within the scope of the duties allocated to them under the Board Rules.

Board of Directors: adoption of resolutions.

Article 7.6.

7.6.1.                           Meetings of the Board of Directors may be called at any time, either by one or more Directors or by the Secretary if one or more Directors instruct the Secretary to do so.

7.6.2.                           The Secretary may attend the meetings of the Board of Directors.

The Board of Directors may decide to permit others to attend a meeting as well.

7.6.3.                           At a meeting of the Board of Directors, each Director has one vote. The Board of Directors adopts resolutions by a majority of the votes cast. In case of a tie vote, the Chairman shall decide.

7.6.4.                           A Director may not participate in the deliberations and decision-making process if he or she has a direct or indirect personal conflict of interest with the Company and its business enterprises. If the Board of Directors is unable to adopt a resolution as a result of this, the Board of Directors may adopt the resolution without application of the previous sentence.

7.6.5.                           The Board of Directors may also adopt resolutions without holding a meeting, subject to any requirements set out in the Board Rules.

Articles 7.6.3 and 7.6.4 apply equally to adoption by the Board of Directors of resolutions without holding a meeting.

Secretary.

Article 7.7.

7.7.1.                           The Board of Directors may appoint a Secretary from outside its members.

7.7.2.                           The Secretary has such powers as are assigned to him or her by these articles of association, the Board Rules or otherwise by the Board of Directors.

7.7.3.                           The Secretary may be removed from office at any time by the Board of Directors.

Representation.

Article 7.8.

7.8.1.                           The Board of Directors is authorised to represent the Company.

7.8.2.                           In addition, the Company may be represented by any Executive Director.

7.8.3.                           The Board of Directors may authorise one or more persons, whether or not employed by the Company, to represent the Company (procuratie) or authorise in a different manner one or more persons to represent the Company on a continuing basis.

Board of Directors: indemnity.

Article 7.9.

7.9.1.                           Unless Dutch law provides otherwise, current and former Directors are reimbursed for:

a.                           the reasonable costs of conducting a defence against claims resulting from an act or omission in performing their duties or in performing other duties the Company has asked them to fulfil;

b.                           any compensation or financial penalties they owe as a result of an act or omission as referred to in (a);

c.                            any amounts they owe under settlements they have reasonably entered into with the Company’s prior consent in connection with an act or omission as referred to in (a);

d.                           the reasonable costs of other proceedings in which they are involved as a current or former Director, except for proceedings in which they are primarily asserting their own claims.

7.9.2.                           An indemnified person is not entitled to the reimbursement referred to in article 7.9.1 if and insofar as:

a.                           it has been established in a final and non-appealable decision of the competent court or, in the event of arbitration, of an arbitrator, that the act or omission of the indemnified person can be described as deliberate (opzettelijk), wilfully reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar). In that case, the indemnified person must immediately repay the sums reimbursed by the Company, unless Dutch law provides otherwise or this would, in the given circumstances, be unacceptable according to standards of reasonableness and fairness; or

b.                           the costs or the financial losses of the indemnified person are covered by an insurance policy and the insurer has paid out these costs or financial losses.

7.9.3.                           The Company shall reimburse costs and financial losses immediately on receipt of an invoice or another document showing the costs or financial losses incurred by the indemnified person, on the condition that the indemnified person has undertaken in writing to repay these costs and reimbursements if a repayment obligation as referred to in article 7.9.2 arises.

7.9.4.                           The indemnified person shall comply with the Company’s instructions regarding the defence strategy and coordinate the defence strategy with the Company beforehand. The indemnified person requires the Company’s prior written consent for: (i) acknowledging personal liability, (ii) deciding not to put up a defence, and (iii) entering into a settlement.

7.9.5.                           The Company may take out liability insurance for the benefit of the indemnified persons.

7.9.6.                           The Company may, by agreement, give further implementation to this article 7.9.

7.9.7.                           This article may be amended without the consent of the indemnified persons, but the indemnity granted in this article will remain in force for claims for the reimbursement of costs and other payments as referred to in this article that resulted from an act or omission by the indemnified person in the period when the indemnity was in effect.

Chapter 8

General Meetings.

Article 8.1.

8.1.1.                           General Meetings shall be held in Rotterdam, Wageningen, The Hague, Utrecht, Amsterdam or Haarlemmermeer (Schiphol Airport), at such time and location as determined by the Board of Directors.

8.1.2.                           The annual General Meeting is held each year, on the thirtieth day of June at the latest.

8.1.3.                           The Board of Directors shall provide to the General Meeting any information it requests, unless this would be contrary to an overriding interest of the Company. If the Board of Directors invokes an overriding interest, the reasons for this must be explained.

General Meetings: convening General Meetings.

Article 8.2.

8.2.1.                           General Meetings are convened by the Board of Directors and shall be held (i) whenever the Board of Directors so decides, or (ii) whenever one or more shareholders together representing at least three percent (3%) of the issued share capital so request the Board of Directors in writing, specifying the items which they wish to be considered, and the request meets the requirements set out in article 8.3.4.

General Meetings: notice of General Meetings and agenda.

Article 8.3.

8.3.1.                           General Meetings are convened in accordance with the statutory notice period.

8.3.2.                           The notice convening a General Meeting is issued by a public announcement in electronic form which can be directly and continuously accessed until the General Meeting.

8.3.3.                           An item requested in writing by one or more shareholders solely or jointly representing at least three percent (3%) of the issued share capital must be included in the notice of the General Meeting or announced in the same manner provided that the Company receives the request, including the reasons, no later than on the day as required by law, and the request meets the requirements set out in article 8.3.4.

8.3.4.                           Any request made pursuant to articles 8.2.1 or 8.3.3 must be submitted well-motivated or accompanied with a proposal for one or more agenda items to be considered. Such written request may be submitted electronically and is subject to a regulation adopted by the

Board of Directors. For the purpose of this article 8.3.4, holders of Shares which do not form part of a Collective Depot or the Giro Depot shall at the same time state the numbers of the Shares held by them, and holders of Shares who are entitled as a participant to a Collective Depot shall deliver a written statement from the intermediary confirming that the number of Shares mentioned in the statement forms part of a Collective Depot and that the person mentioned in the statement is a participant for the portion of the issued share capital or the market value mentioned in the statement on the day on which a request is lodged in writing with the Board of Directors, or by other means to the satisfaction of the Board of Directors.

General Meetings: attending General Meetings.

Article 8.4.

8.4.1.                           In respect of a specific General Meeting “Persons with Meeting Rights” and “Persons with Voting Rights” means those persons who:

a.                            are Persons with Meeting Rights or Persons with Voting Rights, respectively, on the Record Date for the relevant General Meeting; and

b.                            are registered as such in a register designated for this purpose by the Board of Directors,

regardless of who is entitled to the Shares at the time of the relevant General Meeting.

8.4.2.                           In order for a person to be able to exercise Meeting Rights and the right to vote in a specific General Meeting, that person must notify the Company in writing of his or her intention to do so no later than on such day and at such place mentioned in the notice convening the General Meeting. The notice must contain the name and the number of Shares the person will represent in the General Meeting.

8.4.3.                           The Board of Directors may resolve that the proceedings at the General Meeting may be observed by electronic means of communication.

8.4.4.                           The Board of Directors may decide that each Person with Meeting Rights and each Person with Voting Rights has the right, in person or represented by a written proxy, to take part in, address and, where applicable, vote at the General Meeting using electronic means of communication, provided that such person can be identified via the same electronic means and is able to directly observe the proceedings and, where applicable, vote at the General Meeting. The Board of Directors may attach conditions to the use of the electronic means of communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Rights or the Person with Voting Rights and for the reliability and security of the communication. The conditions must be included in the notice convening the General Meeting and be published on the Company’s website.

8.4.5.                           The Board of Directors may decide that each Person with Voting Rights may, within a period prior to a General Meeting to be set by the Board of Directors, which period cannot begin prior to the Record Date for that General Meeting, cast their votes electronically in a manner to be decided by the Board of Directors or, if permitted by law, by post. Votes cast in accordance with the previous sentence are equal to votes cast at the General Meeting.

8.4.6.                           In the event that Meeting Rights or the right to vote in a General Meeting are to be exercised by a proxy authorised in writing, the proxy must have been received by the

Company no later than the date determined by the Board of Directors as referred to in article 8.4.2. The requirement that a proxy must be in writing is satisfied when the power of attorney is recorded electronically.

8.4.7.                           Directors are authorised to attend the General Meeting and have an advisory vote in that capacity at the General Meeting.

8.4.8.                           The Secretary is authorised to attend the General Meeting.

8.4.9.                           The Auditor to whom the instruction is given to render a statement in respect of the Company’s Annual Accounts is authorised to attend the General Meeting in which such Annual Accounts are to be adopted.

8.4.10.                    The chairman of the General Meeting may admit third parties to the General Meeting.

8.4.11.                    The chairman of the General Meeting decides on all matters relating to admission to the General Meeting.

General Meetings: chairman, order of discussion and minutes.

Article 8.5.

8.5.1.                           The General Meeting is chaired by the Chairman, if present at the General Meeting and willing to act as chairman. In case of the Chairman’s absence or unwillingness to act as chairman, the General Meeting is chaired by the Senior Independent Director, if present at the General Meeting and willing to act as chairman.

If neither the Chairman nor the Senior Independent Director is present at the General Meeting and willing to take the chair, the General Meeting will be chaired by:

a.                            one of the Non-Executive Directors designated for that purpose by the Directors present at the General Meeting;

b.                            if no Non-Executive Directors are present at the General Meeting, one of the Executive Directors designated for that purpose by the Directors present at the General Meeting;

c.                             if no Directors are present at the General Meeting, such person as designated by the Board of Directors to take the chair; or

d.                            if no Directors and no person as referred to in (c) are present at the meeting, such person as appointed by the General Meeting.

8.5.2.                           The chairman of the General Meeting designates a person to serve as secretary of the meeting.

8.5.3.                           The chairman of the General Meeting determines the order of discussion in accordance with the agenda and may limit speaking time or take other measures to ensure that the meeting proceeds in an orderly manner.

8.5.4.                           All issues relating to the proceedings at or concerning the meeting are decided by the chairman of the General Meeting.

8.5.5.                           Minutes must be kept of the business transacted at the General Meeting, unless a notarial record of the General Meeting is prepared. Minutes of a General Meeting are adopted and subsequently signed by the chairman and the secretary of the General Meeting.

8.5.6.                           A written confirmation signed by the following person or persons, stating that the General Meeting has adopted a resolution, constitutes valid proof of that resolution towards third parties:

a.                            the Chairman;

b.                            an Executive Director; or

c.                             the Secretary.

General Meetings: decision-making.

Article 8.6.

8.6.1.                           The General Meeting adopts resolutions by an absolute majority of the votes cast, unless the law or these articles of association provide otherwise. In case of a tie vote, such proposal is rejected.

8.6.2.                           Each Share confers the right to cast one vote at the General Meeting.

Blank votes, abstentions and invalid votes are regarded as votes that have not been cast.

8.6.3.                           No vote may be cast at the General Meeting for a Share held by the Company or any of its Subsidiaries. Holders of a right of usufruct or a right of pledge on a Share belonging to the Company or any of its Subsidiaries are not excluded from voting if the right of usufruct or pledge was created before such Share was held by the Company or any of its Subsidiaries and the voting rights were assigned to the holder of the right of usufruct or pledge when that right of usufruct or pledge was created. The Company or a Subsidiary may not cast a vote in respect of a Share on which it holds a right of usufruct or pledge.

8.6.4.                           The chairman of the General Meeting determines the method of voting.

8.6.5.                           The conclusions by the chairman of the General Meeting on the outcome of a vote is decisive.

8.6.6.                           All disputes concerning voting, for which neither the law nor the articles of association provide, are decided by the chairman of the General Meeting.

Chapter 9

Financial year. Annual reporting.

Article 9.1.

9.1.1.                           The Company’s financial year coincides with the calendar year.

9.1.2.                           Each year, within the statutory period, the Board of Directors shall prepare Annual Accounts. The Annual Accounts must be accompanied by an Auditor’s statement as referred to in article 9.2.1, the Management Report, and the additional information to the extent that this information is required. The Annual Accounts must be signed by all Directors; if the signature of one or more of them is missing, this and the reasons for this must be disclosed.

9.1.3.                           The Company shall ensure that the Annual Accounts, the Management Report and the additional information referred to in article 9.1.2 are available at the Company’s address from the day of the notice of the General Meeting where they are to be discussed.

9.1.4.                           The Annual Accounts are adopted by the General Meeting.

Auditor.

Article 9.2.

9.2.1.                           The General Meeting instructs an Auditor to audit the Annual Accounts prepared by the Board of Directors in accordance with the relevant provisions of law. The Auditor shall report on his audit to the Board of Directors and shall present the results of his examination in an Auditor’s statement regarding the accuracy of the Annual Accounts.

9.2.2.                           If the General Meeting fails to issue the instructions to the Auditor, the Board of Directors is authorised to do so.

9.2.3.                           The instructions issued to the Auditor may be revoked by the corporate body which has given the instructions. The instructions may only be revoked for valid reasons and in accordance with the relevant provisions of law.

9.2.4.                           The Board of Directors may give assignments to the Auditor referred to in article 9.2.1 or any other Auditor at the expense of the Company.

Chapter 10

Distributions on Shares. Profit and loss.

Article 10.1.

10.1.1.                    The Company may make distributions on Shares only to the extent that its shareholders’ equity exceeds the sum of the paid-up and called-up part of the capital and the reserves which must be maintained by law or the articles of association.

10.1.2.                    Distributions of profit, meaning the net earnings after taxes shown by the adopted Annual Accounts, shall be made after the adoption of the Annual Accounts from which it appears that they are permitted, entirely without prejudice to any of the other provisions of these articles of association.

10.1.3.                    The Board of Directors may determine that any amount of the profit will be added to the reserves.

10.1.4.                    The profit remaining after application of article 10.1.3 will be distributed among the shareholders.

10.1.5.                    The Board of Directors may resolve that a distribution to shareholders is made in kind or in the form of Shares.

10.1.6.                    No distributions are made on Shares held by the Company, unless those Shares are subject to a right of usufruct or a right of pledge.

10.1.7.                    The Board of Directors is authorised to determine how a deficit appearing from the Annual Accounts will be accounted for.

Interim distributions.

Article 10.2.

10.2.1.                    The Board of Directors may resolve to make interim distributions to the shareholders if an interim statement of assets and liabilities shows that the requirement of article 10.1.1 has been met.

10.2.2.                    The interim statement of assets and liabilities relates to the condition of the assets and liabilities on a date no earlier than the first day of the third month preceding the month in which the resolution to distribute is published. This interim statement must be prepared on the basis of generally acceptable valuation methods. The amounts to be reserved by law and the articles of association must be included in the statement of assets and liabilities. It must be signed by the Directors. If one or more of their signatures are missing, this and the reasons for this must be disclosed.

Notices and payments.

Article 10.3.

10.3.1.                    Any proposal for a distribution on Shares must immediately be published by the Board of Directors in accordance with the regulations of any stock exchange where the Shares are officially admitted to trading and listing at the Company’s request. The notification must specify the date when and the place where the distribution will be payable or - in the case of a proposal for a distribution - is expected to be made payable. At least one place in the Netherlands shall be designated for this purpose for all Shares.

10.3.2.                    Distributions will be payable on such date as determined by the Board of Directors.

10.3.3.                    Distributions which have not been claimed upon the expiry of five years and one day after the date when they became payable will be forfeited to the Company and will be carried to the reserves.

10.3.4.                    The Board of Directors may determine that distributions on Shares will be made payable in euro or in any other currency. The Board of Directors may determine the method in which a currency conversion in respect of distributions on Shares, if any, is made.

Chapter 11

Amendments of these articles of association.

Article 11.1.

11.1.1.                    A resolution of the General Meeting to amend these articles of association requires a Special Majority.

Dissolution. Liquidation.

Article 11.2.

11.2.1.                    A resolution of the General Meeting to dissolve the Company may only be adopted pursuant to a proposal of the Board of Directors and requires a Special Majority.

11.2.2.                    If the Company is dissolved, the liquidation is carried out by the Board of Directors, unless the General Meeting resolves otherwise.

11.2.3.                    These articles of association remain in force where possible during the liquidation.

11.2.4.                    The remuneration of the liquidators is determined in the resolution to dissolve the Company.

11.2.5.                    The surplus assets of the Company remaining after satisfaction of its debts will be for the benefit of the shareholders in proportion to the nominal value of their respective shareholdings.